Exhibit 10.1

AMENDMENT TO THE

NATIONAL COMMERCE FINANCIAL CORPORATION

2003 STOCK AND INCENTIVE PLAN

In accordance with the action taken on November 13, 2006, by the Compensation Committee of the Board of Directors of SunTrust Banks, Inc., the National Commerce Financial Corporation 2003 Stock and Incentive Plan is hereby amended effective November 13, 2006, by revising Section 13.2 to read as follows:

13.2	Recapitalization Adjustments. In the event of any change in capitalization affecting the Common Stock, including, without limitation, a stock dividend or other distribution, stock split, reverse stock split, recapitalization, merger, acquisition, subdivision, split-up, spin-off, split-off, combination or exchange of shares or other form of reorganization, or any other change affecting the Common Stock, the Board shall authorize and make such proportionate adjustments to reflect such change, including, without limitation, with respect to the aggregate number of shares of the Common Stock for which Awards in respect thereof may be granted under this Plan, the maximum number of shares of the Common Stock which may be sold or awarded to any Participant, any number of shares of the Common Stock covered by each outstanding Award, and the exercise price or other price per share of Common Stock in respect of outstanding Awards.

IN WITNESS WHEREOF, SunTrust Banks, Inc. has caused this Amendment to be executed by a duly authorized officer as of the 15th day of November, 2006.

SUNTRUST BANKS, INC.		ATTEST:

By:	/s/ Mimi Breeden	By:	/s/ David A. Wisniewski
Title:	Corporate Executive Vice President	Title:	Group Vice President and Assistant Secretary